EXHIBIT 10.1

                               EMERGENT GROUP INC.


BJH Mangement, LLC ("BJH")                                      October 15, 2001
145 Huguenot Street
New Rochelle, NY 10801

Re: Consulting Agreement

Gentlemen:

                  This will confirm our invitation to BJH to act as a consultant to Emergent Group, Inc. (the "Company") and its wholly owned subsidiary, Medical Resource Management, Inc. ("MRM") (jointly and severally the "Companies") upon the terms described below:

1. This arrangement will commence on Monday, October 22, 2001, and will continue for three months.
2. During the consulting period, BJH shall assign Bruce J Haber ("Bruce") to assist the Companies in strategic decisions and fundraising, and Lou Buther ("Lou") to assist MRM with its day-to-day operations and strategic decisions.
3.                BJH will report to the Board of Directors of the Company. 4.
                  Subject to adjustment as the relationship develops, it is contemplated that Lou will spend approximately ten out of every fourteen days working in Los Angeles with the other four days in New York. Bruce will primarily work out of New York and will travel to Los Angeles as necessary, it being currently contemplated that Bruce is prepared to spend up to three to four days per month in Los Angeles.
5. The Company will pay BJH a consulting fee of $25,000 per month for these services payable on the starting date, November 22 and December 22, 2001 In addition, the Companies will pay your reasonable expenses (including but not limited to airfare, lodging, telephone, auto rental and meals) subject to prior approval by the Board.
6. If by the conclusion of the three month consulting period, or three months thereafter, the Companies are successful at obtaining a commitment for raising at least $1 million in new equity capital, on terms acceptable to the Company, BJH will be entitled to share in a bonus equal to 10% of the Company's outstanding equity on a post funding basis (i.e., after the equity the Companies have raised has been issued). BJH shall also be entitled to such bonus if the Companies no longer require all or any of the additional equity as a result of a debt restructuring, on terms acceptable to the Company. In the event the Companies are sold within a six month time period commencing October 22, 2001, BJH will be entitled to the 10% equity as outlines above.
7. In addition, after such funding or debt restructuring, Lou, Bruce or BJH may choose to stay with MRM and/or the Company in executive or Board positions, or as a contractor, as may be mutually agreed upon. If any such positions are accepted , BJH will be entitled to share an additional 2.5% of the company's equity. However, if no such positions are accepted, the equity participation shall be reduced to 7.5%.
8. If you decide to stay on with the company, we will negotiate mutually acceptable employment or contracting contracts at such time.
9.                Company shall defend (at its cost), indemnify, and
                  hold BJH, its employees and agents harmless from and against any loss, injury, or damage resulting from or arising out of BJH's performance under this Agreement or Companies acts or omissions
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         We are excited about the possibility of your joining our organization and look forward to a mutually rewarding relationship. If you agree to the above terms, please sign below where indicated.

                                Sincerely yours,

                                              Emergent Group Inc.

                                      By: /s/ Daniel Yun
                                              Daniel Yun, Chairman

                                              Medical Resources Management, Inc

                                       By /s/ Mark Waldron

Agreed and Accepted:

BJH MANAGEMENT LLC

By: /s/ Bruce J. Haber
        Bruce J. Haber, President